Exhibit 107.1

FORM SF-3

Calculation of Filing Fee Tables

SF-3

(Form Type)

Capital One Auto Receivables, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Asset-Backed Securities	Asset-Backed Notes	415(a)(6)	$18,590,000,000(1)	100%	$18,590,000,000(1)			SF-3	333-260710	April 18, 2022	$1,723,293(1)

	Total Offering Amounts					$18,590,000,000(1)		$0.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)

Pursuant to Rule 415(a)(6) of the Securities and Exchange Commission’s (the “Commission”) Rules and Regulations under the Securities Act of 1933, as amended, the Registrant is including the above carry forward securities in this Registration Statement. The Registrant previously filed a Registration Statement on Form SF-3 (Registration No. 333-260710) (the “Prior Registration Statement”) with the Securities and Exchange Commission, which became effective on April 18, 2022. There are $18,590,000,000 of unsold Asset Backed Notes under the Prior Registration Statement. A filing fee of $1,723,293 was paid in connection with such unsold Asset Backed Notes. The amount of carry forward securities may be lower than the amount included in Table 1 above if any portion of the unsold Asset Backed Notes is offered and sold from the Prior Registration Statement during the Rule 415(a)(5) grace period prior to effectiveness of this Registration Statement.